Exhibit 99.1
FOR IMMEDIATE RELEASE
OCTOBER 30, 2014

Seventy Seven Energy Inc. Announces
Third Quarter 2014 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, October 30, 2014 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the third quarter of 2014. Key information related to the third quarter is as follows:

•	Total Revenue was $526.8 million

•	Adjusted EBITDA was $132.8 million

•	Net loss per fully diluted share was ($0.04), Adjusted net income per fully diluted share was $0.18

•	Revenue diversity increased 6% from the second quarter of 2014 to the third quarter of 2014 to 21% of consolidated revenues

SSE reported total revenues of $526.8 million for the third quarter of 2014, a 6% increase compared to adjusted revenues of $497.7 million for the second quarter of 2014 and $496.7 million for the third quarter of 2013. As part of the spin-off, SSE distributed its compression unit manufacturing business and its geosteering business to Chesapeake and sold its crude hauling assets to a third party. SSE’s adjusted revenues assume these transactions occurred on June 30, 2013. Adjusted EBITDA for the third quarter of 2014 was $132.8 million, compared to $120.9 million for the second quarter of 2014 and $97.3 million for the third quarter of 2013.

Net loss for the third quarter of 2014 was ($1.8) million, or ($0.04) per fully diluted share, compared to net income of $21.7 million, or $0.46 per fully diluted share, for the second quarter of 2014 and net loss of ($18.7) million, or ($0.40) per fully diluted share, for the third quarter of 2013. Adjusted net income, which excludes non-recurring stock compensation expense related to the spin-off from Chesapeake and impairments and other, was $8.5 million, or $0.18 per fully diluted share. Adjusted revenues, adjusted operating costs, adjusted EBITDA and adjusted net income are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 8 - 13 of this release.

Chief Executive Officer Jerry Winchester commented, “We are pleased with our third quarter results which reflect our strong focus on operational costs and commitment to service quality as we continue to diversify our customer base. Both total revenue and EBITDA continue to trend upward as does our percent of non-Chesapeake revenue.  With a substantial backlog of work contracted through 2015, we are well positioned in many of the most active oil and natural gas plays in the U.S. to maximize returns for our shareholders.”

Drilling

SSE’s drilling segment contributed revenues of $200.4 million and Adjusted EBITDA of $82.4 million during the third quarter of 2014, compared to $189.2 million of revenues and Adjusted EBITDA of $68.9 million for the second quarter of 2014 and revenues of $188.0 million and Adjusted EBITDA of $65.2 million for the third quarter of 2013. The increase in revenues for the third quarter of 2014 compared to the second quarter of 2014 was due to an increase in revenue days partially aided by two new proprietary PeakeRigsTM delivered during the third quarter of 2014.

Revenue days for the third quarter of 2014 were 7,772 compared to 7,396 and 7,095 for the second quarter of 2014 and the third quarter of 2013, respectively. Revenues from non-Chesapeake customers increased $11.2 million from the second quarter of 2014 to 35% of total segment revenues for the third quarter of 2014. As of September 30, 2014, approximately 42% of our active rigs were contracted by non-Chesapeake customers including a drilling backlog of $265.2 million with an average duration of nine months. As of September 30, 2014, our drilling backlog with Chesapeake was $925.6 million with an average duration of 27 months.

Average revenue per revenue day for the third quarter of 2014 was $23,776, up from $23,219 in the second quarter of 2014 and $23,632 in the third quarter of 2013, due to an increase in dayrates and delivery of two new PeakeRigsTM during the third quarter of 2014. Adjusted average operating costs per revenue day in the third quarter of 2014 were $14,272, an increase of $470 per day from $13,802 in the second quarter of 2014. The increase in average operating costs per revenue day was due primarily to an increase in rig mobilization costs due to the delivery of two new PeakeRigsTM during the third quarter of 2014. As a percentage of drilling revenues, drilling operating costs were 66% for the third quarter of 2014, 63% for the second quarter of 2014 and 75% for the third quarter of 2013.

As of September 30, 2014, the company’s marketed fleet consisted of 22 Tier 1 rigs, including 12 PeakeRigs™, 57 Tier 2 rigs and eight Tier 3 rigs. SSE currently has 14 additional contracted PeakeRigs™ under construction. PeakeRigs™ are designed for long lateral drilling of multiple wells from a single location, which makes them well suited for unconventional resource development. The company is aggressively pursuing a strategy of upgrading its fleet to better align with the market’s demand for multi-well pad drilling. Accordingly, SSE plans to upgrade or sell all of the Tier 3 rigs that it owns, and expects that its fleet will primarily include only Tier 1 and Tier 2 rigs by the end of 2014.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed $245.1 million of revenues and Adjusted EBITDA of $56.5 million during the third quarter of 2014, compared to $226.1 million of revenues and Adjusted EBITDA of $41.7 million for the second quarter of 2014 and revenues of $226.9 million and Adjusted EBITDA of $20.7 million for the third quarter of 2013.

Revenues increased quarter over quarter due to higher utilization as SSE completed 2,270 fracturing stages during the third quarter of 2014, compared to 2,054 fracturing stages for the second quarter of 2014 and 1,959 fracturing stages for the third quarter of 2013. As of September 30, 2014, the company’s hydraulic fracturing backlog was $1.4 billion with an average duration of 23 months. Average revenue per stage for the third quarter of 2014 was $107,986, down from $110,084 in the second quarter of 2014 and $115,836 in the third quarter of 2013. Average revenue per stage decreased from the second quarter of 2014 primarily due to the geographic relocation of our equipment. The decrease from the third quarter of 2013 was due to industry-wide pricing pressure.

Average operating costs per stage in the third quarter were $84,022, a decrease of $3,263 per stage from $87,285 in the second quarter of 2014. The decrease in average operating costs per stage was primarily due to lower product costs associated with geographic mix. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 78% for the third quarter of 2014, 79% for the second quarter of 2014 and 89% for the third quarter of 2013. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were down due to lower product costs and maintenance and supplies expense, partially offset by non-recurring stock compensation expense.

As of September 30, 2014, SSE owned nine hydraulic fracturing fleets with an aggregate of 360,000 horsepower, and eight of these fleets were contracted by Chesapeake in the Anadarko Basin and the Eagle Ford and Utica Shales. SSE currently expects its tenth fleet to begin operating later in the fourth quarter of 2014.

Oilfield Rentals

SSE’s oilfield rentals segment contributed $38.9 million of revenues and Adjusted EBITDA of $13.7 million during the third quarter of 2014, compared to $39.0 million of revenues and Adjusted EBITDA of $13.8 million for the second quarter of 2014 and $35.8 million of revenues and Adjusted EBITDA of $11.8 million for the third quarter of 2013. Revenues from non-Chesapeake customers as a percentage of total segment revenues increased from 16% in the second quarter of 2014 to 20% in the third quarter of 2014.

Operating costs were $27.0 million during the third quarter of 2014, compared to $24.5 million for the second quarter of 2014 and $24.1 million for the third quarter of 2013. The increase in operating costs was due to higher labor-related costs, which was primarily attributable to non-recurring stock compensation expense.

Oilfield Trucking

SSE’s oilfield trucking segment contributed $41.2 million of revenues and Adjusted EBITDA of $3.8 million during the third quarter of 2014, compared to $55.5 million of revenues and Adjusted EBITDA of $6.0 million for the second quarter of 2014 and $63.3 million of revenues and Adjusted EBITDA of $5.4 million for the third quarter of 2013. The decrease in revenues was primarily due to the sale of our crude hauling assets to a third party during the second quarter of 2014.

Liquidity

As of September 30, 2014, SSE had $43.6 million in borrowings outstanding under its $275.0 million revolving bank credit facility. The increase in borrowings outstanding was primarily attributable to an increase in accounts receivable of approximately $122.3 million due to changes in invoice processing procedures at the time of the spin-off that delayed payment of certain invoices resulting in an increase in our days sales outstanding to 87 days at September 30, 2014 from 69 days at June 30, 2014. As of October 28, 2014, availability under our revolving bank credit facility was $251.8 million. Capital expenditures totaled $56.7 million during the third quarter of 2014, which primarily consisted of investment in new PeakeRigs™ and the purchase of certain leased drilling rigs. SSE currently expects its aggregate growth capital expenditures to be approximately $450.0 million for 2014 and 2015, and that these expenditures will target the development of high margin service offerings through geographic expansion, vertical integration and asset additions. The company also expects that its growth capital expenditures will be funded by cash flow from operations and borrowings under its revolving bank credit facility. Once SSE has completed its planned growth capital expenditures through 2015, it intends to shift its focus toward using excess cash flows from operations to reduce outstanding long-term debt.

Conference Call Information

SSE will host a conference call on Thursday, October 30, 2014 at 9:00 a.m. CDT to discuss its third quarter 2014 financial and operating results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 13760334. The company encourages those who would like to participate in the call to place calls between 8:50 a.m. and 9:00 a.m. CDT. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call’s completion until November 20, 2014. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 13760334.

The conference call will also be webcast live on www.77nrg.com in the “investors” section. The webcast of the conference call will be available on the website for one year.

About Seventy Seven Energy Inc.

SSE is a diversified oilfield services company that provides a wide range of wellsite services to U.S. land-based E&P customers. SSE offers services and equipment that are strategic to our customers’ oil and natural gas operations. Our services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal. Our operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

In addition, we calculate our contract drilling backlog by multiplying the day rate under our contracts by the number of days remaining under the contract. We calculate our hydraulic fracturing backlog by multiplying the rate per stage by the number of guaranteed stages remaining under the contract. The backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. We compute average duration for our contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for our drilling rigs under contract and our remaining hydraulic fracturing fleets under contract, respectively.
Many of our contracts are also subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. As a result, revenues could differ materially from the backlog amounts presented.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and the Information Statement included as Exhibit 99.1 to our Form 10 (Commission File No. 001-36354) filed on June 16, 2014.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues:
Revenues	$526,773	$550,403	$1,585,948	$1,677,354
Operating Expenses:
Operating costs	392,138	451,532	1,208,312	1,323,964
Depreciation and amortization	73,855	72,983	218,149	215,584
General and administrative	32,723	18,863	72,977	60,276
Net losses (gains) on sales of property and equipment	454	(265)	(7,532)	(1,636)
Impairments and other	7,751	23,626	30,731	30,367
Total Operating Expenses	506,921	566,739	1,522,637	1,628,555
Operating Income (Loss)	19,852	(16,336)	63,311	48,799
Other Income (Expense):
Interest expense	(23,606)	(14,028)	(55,913)	(42,177)
(Loss) income and impairment from equity investees	(347)	262	(5,764)	(910)
Other (expense) income	(134)	123	623	584
Total Other Expense	(24,087)	(13,643)	(61,054)	(42,503)
(Loss) Income Before Income Taxes	(4,235)	(29,979)	2,257	6,296
Income Tax (Benefit) Expense	(2,465)	(11,295)	873	3,571
Net (Loss) Income	$(1,770)	$(18,684)	$1,384	$2,725

Earnings Per Common Share
Basic	$(0.04)	$(0.40)	$0.03	$0.06
Diluted	$(0.04)	$(0.40)	$0.03	$0.06

Weighted Average Common Shares Outstanding
Basic	47,331	46,932	47,139	46,932
Diluted	47,331	46,932	47,143	46,932

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2014	December 31, 2013
	(in thousands)
Assets:
Current Assets:
Cash	$5,333	$1,678
Accounts receivable, net of allowance of $2,588 and $524 at September 30, 2014 and December 31, 2013, respectively	497,707	375,439
Inventory	30,457	45,035
Deferred income tax asset	7,912	5,318
Prepaid expenses and other	22,388	20,301
Total Current Assets	563,797	447,771
Property and Equipment:
Property and equipment, at cost	2,690,486	2,241,350
Less: accumulated depreciation	(958,251)	(773,282)
Property and equipment held for sale, net	6,000	29,408
Total Property and Equipment, Net	1,738,235	1,497,476
Other Assets:
Equity method investment	7,684	13,236
Goodwill	27,434	42,447
Intangible assets, net	5,575	7,429
Deferred financing costs	26,004	14,080
Other long-term assets	6,785	4,454
Total Other Assets	73,482	81,646
Total Assets	$2,375,514	$2,026,893
Liabilities and Equity:
Current Liabilities:
Accounts payable	$38,925	$64,866
Current portion of long-term debt	4,000	—
Other current liabilities	297,050	210,123
Total Current Liabilities	339,975	274,989
Long-Term Liabilities:
Deferred income tax liabilities	153,998	145,747
Long-term debt, excluding current maturities	1,588,600	1,055,000
Other long-term liabilities	2,347	3,965
Total Long-Term Liabilities	1,744,945	1,204,712
Commitments and Contingencies
Equity:
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 50,750,941 shares at September 30, 2014	508	—
Paid-in capital	291,856	—
Accumulated deficit	(1,770)	—
Owner’s equity	—	547,192
Total Equity	290,594	547,192
Total Liabilities and Stockholders’/Owner’s Equity	$2,375,514	$2,026,893

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2014	2013
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$1,384	$2,725
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	218,149	215,584
Amortization of sale/leaseback gains	(5,401)	(4,613)
Amortization of deferred financing costs	5,048	2,191
Net gains on sales of property and equipment	(7,532)	(1,636)
Impairments	21,030	30,260
Loss from equity investees	5,764	910
Provision for doubtful accounts	2,062	—
Non-cash compensation	27,763	—
Deferred income tax expense	(1,197)	2,918
Other	106	1,106
Changes in operating assets and liabilities	(115,130)	27,130
Net cash provided by operating activities	152,046	276,575
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(313,441)	(174,324)
Proceeds from sales of assets	68,537	42,955
Proceeds from sale of investment	—	2,790
Additions to investments	(213)	(387)
Other	63	—
Net cash used in investing activities	(245,054)	(128,966)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Chesapeake	(421,920)	(14,261)
Proceeds from issuance of senior notes, net of offering costs	493,825	—
Proceeds from issuance of term loan, net of issuance costs	393,879	—
Payments on term loan	(1,000)	—
Deferred financing costs	(3,546)	—
Borrowings from revolving credit facility	930,900	824,600
Payments on revolving credit facility	(1,292,300)	(957,300)
Other	(3,175)	470
Net cash provided by (used in) financing activities	96,663	(146,491)
Net increase in cash	3,655	1,118
Cash, beginning of period	1,678	1,227
Cash, end of period	$5,333	$2,345

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Increase (decrease) in other current liabilities related to purchases of property and equipment	$39,197	$(52,984)
Property and equipment distributed to Chesapeake at spin-off	$(792)	$—
Property and equipment contributed from Chesapeake at spin-off	$190,297	$—
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$28,930	$30,576

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted Revenues, Adjusted Operating Costs and Adjusted Net Income

“Adjusted EBITDA”, “adjusted revenues”, “adjusted operating costs” and “adjusted net income” are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues, adjusted operating costs and adjusted net income as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP.

Adjusted revenues, adjusted operating costs and adjusted net income should not be considered in isolation or as a substitute for revenues, operating costs and net income, respectively, prepared in accordance with GAAP. However, our management uses adjusted revenues, adjusted operating costs and adjusted net income to evaluate our period over period operating performance because our management believes these measures improve the comparability of our continuing business and for the same reasons believes these measures may be useful to an investor in evaluating our operating performance. A reconciliation of adjusted revenues, adjusted operating costs and adjusted net income to the GAAP measures of revenues, operating costs and net income, respectively, is provided below.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Consolidated Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(In thousands)
Net (loss) income	$(1,770)	$(18,684)	$21,710
Add:
Interest expense	23,606	14,028	17,615
Income tax (benefit) expense	(2,465)	(11,295)	14,036
Depreciation and amortization	73,855	72,983	71,829
Impairments and other	7,751	23,626	3,172
Net losses (gains) on sales of property and equipment	454	(265)	(8,964)
Non-cash compensation	27,763	—	—
Impairment of equity method investment	—	—	4,500
Rent expense on buildings and real estate transferred from Chesapeake	—	3,940	4,081
Rig rent expense	3,608	22,454	6,016
Less:
Compression unit manufacturing Adjusted EBITDA	—	4,703	6,357
Geosteering Adjusted EBITDA	—	668	763
Crude hauling Adjusted EBITDA	—	4,148	(4,521)
Non-recurring credit to stock compensation expense	—	—	10,530
Adjusted EBITDA	$132,802	$97,268	$120,866

Drilling Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(In thousands)
Net income (loss)	$15,146	$(9,262)	$9,541
Add:
Income tax expense (benefit)	9,088	(5,629)	5,941
Depreciation and amortization	36,062	33,670	34,398
Impairments and other	6,796	23,626	3,171
Net losses on sales of property and equipment	331	52	14,086
Non-cash compensation	11,331	—	—
Rent expense on buildings and real estate transferred from Chesapeake	—	912	809
Rig rent expense	3,608	22,454	6,016
Less:
Geosteering Adjusted EBITDA	—	668	763
Non-recurring credit to stock compensation expense	—	—	4,318
Adjusted EBITDA	$82,362	$65,155	$68,881

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(In thousands)
Net income	$23,173	$584	$11,722
Add:
Income tax expense	13,904	1,554	7,443
Depreciation and amortization	17,524	18,156	17,851
Impairments	—	—	—
Net gains on sales of property and equipment	(19)	—	—
Non-cash compensation	1,922	—	—
Impairment of equity method investment	—	—	4,500
Rent expense on buildings and real estate transferred from Chesapeake	—	395	630
Less:
Non-recurring credit to stock compensation expense	—	—	477
Adjusted EBITDA	$56,504	$20,689	$41,669

Oilfield Rentals Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(In thousands)
Net (loss) income	$(686)	$(1,249)	$340
Add:
Income tax (benefit) expense	(411)	(1,962)	225
Depreciation and amortization	12,812	14,553	13,368
Impairments	955	—	—
Net gains on sales of property and equipment	(771)	(253)	(183)
Non-cash compensation	1,792	—	—
Rent expense on buildings and real estate transferred from Chesapeake	—	685	695
Less:
Non-recurring credit to stock compensation expense	—	—	601
Adjusted EBITDA	$13,691	$11,774	$13,844

Oilfield Trucking Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(In thousands)
Net (loss) income	$(3,522)	$1,365	$12,218
Add:
Income tax (benefit) expense	(2,113)	1,056	7,614
Depreciation and amortization	5,230	6,372	5,429
Net losses (gains) on sales of property and equipment	907	(65)	(22,863)
Non-cash compensation	3,258	—	—
Rent expense on buildings and real estate transferred from Chesapeake	—	857	861
Less:
Crude hauling Adjusted EBITDA	—	4,148	(4,521)
Non-recurring credit to stock compensation expense	—	—	1,826
Adjusted EBITDA	$3,760	$5,437	$5,954

Consolidated Adjusted Revenue

	Three Months Ended September 30,	Three Months Ended June 30,
	2013	2014
	(In thousands)
Adjusted Revenue(1):
Revenue	$550,403	$549,466
Less:
Compression unit manufacturing revenues	36,209	39,230
Geosteering revenues	2,122	2,014
Crude hauling revenues	15,364	10,530
Adjusted Revenue	$496,708	$497,692

(1)	As part of the spin-off, SSE distributed its compression unit manufacturing and its geosteering businesses to Chesapeake and sold its crude hauling assets to a third party.

Segment Operational Statistics

Drilling

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(in thousands, except average rigs, utilization, revenue day and per revenue day amounts)
Revenues	$200,394	$188,040	$189,177
Operating costs(1)	133,042	141,043	118,354
Gross margin	$67,352	$46,997	$70,823
Adjusted EBITDA	$82,362	$65,155	$68,881
Revenue days(2)	7,772	7,095	7,396
Average revenue per revenue day(2)	$23,776	$23,632	$23,219
Average operating costs per revenue day(1) (2)	$15,216	$17,549	$14,031
Average margin per revenue day(2)	$8,560	$6,083	$9,188
Average rigs operating	85	81	81
Utilization	100%	93%	99%

Adjusted operating costs(3):
Operating costs	$133,042	$141,043	$118,354
Add:
Non-recurring credit to stock compensation expense(4)	—	—	4,318
Less:
Operating costs for drilling-related services	14,787	16,533	14,578
Rig rent expense(1)	3,608	22,454	6,016
Non-recurring debit to stock compensation expense(4)	3,726	—	—
Adjusted operating costs(2), (3)	$110,921	$102,056	$102,078
Adjusted average operating costs per day(2)	$14,272	$14,384	$13,802

(1)
Our operating costs and average operating costs per revenue day include the effect of $3.6 million, $22.5 million and $6.0 million of rig rent expense associated with our lease of drilling rigs for the three months ended September 30, 2014 and 2013 and the three months ended June 30, 2014, respectively. As of October 1, 2014 we had repurchased all but one of the leased drilling rigs.

(2)
These metrics exclude results from our drilling-related services, including directional drilling, mudlogging and geosteering. Our management excludes drilling-related services from these metrics because as part of the spin-off we distributed our geosteering business to Chesapeake and we do not provide our other drilling-related services on each job.

(3)
“Adjusted operating costs” is a non-GAAP financial measure that we define as operating costs before operating costs associated with the compression unit manufacturing business and geosteering business distributed to Chesapeake and crude hauling assets sold to a third party as part of the spin-off, further adjusted to subtract rig rent expense and adjust for certain non-recurring items related to stock compensation.

(4)	We recorded non-recurring stock compensation expense during the third quarter of 2014 as a result of the cancellation and reissuance of unvested restricted stock awards.

Hydraulic Fracturing

	Three Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014
	(in thousands, except stages, average fleets and per stage amounts)
Revenues	$245,128	$226,922	$226,112
Operating costs	190,730	201,202	179,283
Gross margin	$54,398	$25,720	$46,829
Stages completed	2,270	1,959	2,054
Average revenue per stage	$107,986	$115,836	$110,084
Average operating costs per stage	$84,022	$102,706	$87,285
Average margin per stage	$23,964	$13,130	$22,799
Average fleets operating	9	9	9

Adjusted Net Income and Adjusted Diluted Earnings per Share

Three Months Ended September 30,
2014
(In thousands, except per share amounts)
Adjusted Net Income(1):
Net loss	$(1,770)
Plus:
Impairments and other, net of tax	4,829
Non-recurring stock compensation expense, net of tax	5,421
Adjusted Net Income	$8,480

Adjusted Diluted Earnings per Share:
Diluted earnings per share	$(0.04)
Plus:
Diluted earnings per share from impairments and other	0.10
Diluted earnings per share from non-recurring stock compensation expense	0.12
Adjusted Diluted Earnings per Share	$0.18

(1)	Adjusted net income excludes the impact of non-recurring stock compensation expense related to the spin-off from Chesapeake and impairments and other incurred during the third quarter.